Exhibit 10.1

MTA Amendment

This MTA Amendment (this “Amendment”) is by and among Virage Recovery Master LP, a Delaware limited partnership (“VRM”), Series MRCS, a series of MDA, Series LLC, a Delaware series limited liability company (“Series MRCS”), John H. Ruiz, an individual (“Ruiz”), Frank C. Quesada, an individual (“Quesada” and, together with Ruiz, the “MRCS Principals” and each an “MRCS Principal”), Virage Capital Management LP, a Delaware limited partnership (“Virage”), MSP Recovery, LLC, a Florida limited liability company (“MSP Recovery”), La Ley con John H. Ruiz, d/b/a MSP Recovery Law Firm, a Florida corporation and MSP Law Firm, a Florida PLLC (together, “MSP Recovery Law Firm”), MSP Recovery, Inc. (formerly known as Lionheart Acquisition Corporation II, a Delaware corporation and a special purpose acquisition company, “Parent”), and Lionheart II Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (the “Purchaser”). VRM, Series MRCS, the MRCS Principals, MSP Recovery, Parent and Purchaser are referred to herein collectively as the “Parties” and each, individually, as a “Party.” Series MRCS, the MRCS Principals, MSP Recovery, MSP Recovery Law Firm, Parent and Purchaser are referred to herein collectively as the “MSP Parties” and each, individually, as a “MSP Party.”

Preliminary Statements

A.

Certain of the Parties are parties to that certain Master Transaction Agreement dated as of March 9, 2022 (the “MTA”) and certain of the Parties are parties to that certain Guaranty Agreement (the “VRM Full Return Guaranty”) made as of March 9, 2022 by Parent, Purchaser, the MRCS Principals, and MSP Recovery to VRM. Capitalized terms not otherwise defined in this Amendment have the meanings given such terms in the MTA.

B.

Pursuant to the MTA and the VRM Full Return Guaranty, VRM is due to receive cash payment from Parent and Purchaser in an amount equal to the VRM Full Return on or prior to May 23, 2023 (from the Payment Methods as defined in the VRM Full Return Guaranty) and pursuant to the VRM Full Return Guaranty, certain of the Parties have unconditionally but severally guaranteed the timely payment of the VRM Full Return to VRM on or prior to the first anniversary of the MTA Effective Time by the Payment Methods.

C.

Subject to the terms and conditions set forth herein, VRM is willing to agree to extend the final payment date of the VRM Full Return and the Parties are willing to agree to modify the MTA and the VRM Full Return Guaranty.

Extension Date	Subject to the execution by the other Parties of this Amendment, VRM agrees to extend the final payment date of the VRM Full Return from May 23, 2023, until September 30, 2024, subject to the automatic and immediate acceleration of the final payment date upon the occurrence of any Trigger Event (as defined below) (the “Extension Date”).

The final payment date for the VRM Full Return will automatically be accelerated and become immediately due and payable upon the occurrence of any of the following events (each a “Trigger Event”):

• the Bankruptcy of any of the MSP Parties,

• the receipt of a negative going concern opinion from Parent’s auditors,

•  a breach of any representation or warranty made in this Amendment or in any other Transaction Document by any MSP Party and failure to cure any such breach within five days of notice thereof from Virage,

• any breach or default under any agreement with respect to any indebtedness for borrowed money by any of the MSP Parties,

•  any default by a MSP Party in the performance of any of its obligations hereunder or under any other Transaction Document and failure to cure any such default within five days of notice thereof from Virage,

• any MSP Party admits in writing its inability to pay its debts as such debts become due, or

• a material breach of the MTA or the VRM Full Return Guaranty (each as amended by this Amendment) by any MSP Party.

Each MSP Party agrees to promptly inform Virage of the occurrence of any Trigger Event.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following: (a) such Person (i) voluntarily commences any proceeding or files any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or petition described in clause (b) below, (iii) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or any of its subsidiaries or for a substantial part of its assets, (iv) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) makes a general assignment for the benefit of creditors or (vi) takes any action for the purpose of effecting any of the foregoing, or (b) an involuntary proceeding is commenced or an involuntary petition is filed seeking (i) liquidation, reorganization or other relief in respect of such Person or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or any of its subsidiaries or for a substantial part of its assets, and, in any such case under the foregoing clauses (i) and (ii), such proceeding or petition continues undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing is entered.

“Debtor Relief Law” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Person” means any individual, partnership, corporation, limited liability company, unincorporated organization or association, trust (including the trustees thereof in their capacity as such) or other entity (including any governmental entity), whether organized under the laws of (or, in the case of individuals, resident in) the United States (or any political subdivision thereof) or any foreign jurisdiction.

Primary and Collateral Series	Pursuant to Section 8.01 of the LLCA, Virage will exercise the CCRA Option (as defined in the LLCA) and the applicable Parties will update the LLCA of the JV Entity accordingly.

Pledge of Other MSP Revenue	MSP Recovery, Parent, and Purchaser, together with their respective controlled affiliates (collectively, the “MSP Companies”), hereby grant, or will cause such affiliates to grant (as applicable), to VRM a first priority security interest in all accounts, receivables, payment intangibles, cash, deposit accounts, sources of revenue and liquidity of the MSP Companies (“MSP Revenue”) that are not encumbered as of the date of this Amendment, to the extent of any revenues and liquidity therefrom that are in excess of the amount of revenues necessary to establish and maintain an operating reserve of $70 million for the MSP Companies’ overhead expenses, plus applicable taxes, or such lesser amount as may be determined by Parent (the “Operating Reserve” and, such pledged MSP Revenue, the “Pledged MSP Revenue”). For avoidance of doubt, VRM will continue to be entitled to 100% of (a) Recovery Proceeds pursuant to the LLCA, and (b) payments pursuant to the VRM Full Return Guaranty (via the Payment Methods) without regard to the Operating Reserve (or the establishment and maintenance thereof).

MSP Revenue includes any and all sources of revenue of and liquidity to the MSP Companies of any kind, unless as explicitly listed in the file referenced on Schedule A. MSP Revenue includes (and is not limited to):

• Unencumbered claims recovery rights (from Excluded Series and Excluded Claims, as defined in the LLCA), including but not limited to Medicare Advantage, Medicaid, & Commercial Insurance claims;

• Licensing agreements relating to intellectual property of the MSP Companies, including with respect to the LifeWallet platform;

• LifeWallet “Chase to Pay” services;

•  Other revenues generated by the LifeWallet ecosystem, including but not limited to LifeWallet Sports, LifeChain, LifeWallet 911, LifeWallet Intelligent Infrastructure, LifeWallet Health, LifeWallet Legal, LifeWallet EDU;

• Camp LeJeune & Veteran’s Affairs initiatives;

• Lawyer referral services;

• Proceeds from the Yorkville Facility (net of the 50% encumbered to pay the Nomura Promissory Note, if required per the agreement with Nomura);[1] and

• Debt or equity transaction proceeds to provide for payment of the VRM Full Return;

The MSP Companies will execute and deliver to VRM a security agreement and such other agreements, documents or instruments as VRM may reasonably request (including, without limitation, deposit account control agreements, payment direction letters, and UCC financing statements) in connection with pledge set forth herein, in each case in form and substance reasonably satisfactory to VRM (collectively, the “Security Documents”). Each of the Parties hereby agrees that each of the Security Documents will constitute a “Transaction Agreement” under and as defined in each of the existing Transaction Agreements.

Promptly following the date hereof (and, in any event, no later than 14 calendar days from the date hereof), the MSP Companies will authorize designated representatives of Virage to have view-only access to all bank accounts of the MSP Companies and will make Parent management available to review and answer questions to confirm sources and amounts of MSP Revenue (and provide supporting documentation to Virage) during normal business hours upon reasonable advance notice.

[1]

Prior to the Extension Date Parent may limit sales of Parent Class A Common stock to Yorkville under the Yorkville Facility to 15% of the average daily volume, unless otherwise agreed by Parent; after the Extension Date, Parent will use commercially reasonable efforts to cause Yorkville to purchase Parent Class A Common Stock under the Yorkville Facility in an amount sufficient to cover any remaining VRM Full Return.

Each MSP Company hereby represents and warrants that the execution and delivery of this Amendment and the other Transaction Documents and the performance its obligations hereunder and thereunder, including the pledge of assets and grant of security interest set forth herein and therein, will not conflict with or result in any breach or contravention of, or the creation of any lien, encumbrance or security interest under, or require any payment to be made under, any organizational document, indenture, lease, agreement, indebtedness, restrictive legend or other instrument or document to which it is a party or by which it or any of its properties are bound.

VRM Full Return Guaranty Payment Methods	The following will constitute the amended and restated “Payment Methods” with respect to the VRM Full Return Guaranty to be employed by the MSP Parties prior to the Extension Date, as applicable:
1. Payment of Recovery Proceeds and Pledged MSP Revenue immediately upon receipt and without regard to the following order of priority for other Payment Methods;

2. Prior to the following items 3 and 4, sale of Parent Class A Common Stock from conversion of the Reserved SPAC Units and delivery of the resulting net cash proceeds thereof to VRM;

3.  Prior to the following item 4, Parent’s sale of additional shares of Parent Class A Common Stock and delivery of the resulting net cash proceeds thereof to VRM; provided that if new shares of Parent Class A Common Stock are issued by Parent for such purpose which dilute VRM’s existing holdings of Parent Class A Common Stock as of the date of this Amendment (as adjusted for any subsequent sales thereof), the MRCS Principals will deliver to VRM an amount of Parent Class A Common stock held by the MRCS Principals to offset any such dilution; and

4.  If the Company has not satisfied the unpaid VRM Full Return by the foregoing, then the sale by the MRCS Principals of Parent Class A Common Stock from conversion of SPAC Units held by the MRCS Principals and delivery of the resulting net cash proceeds thereof to VRM.

The MSP Companies, MRCS Principals, Parent and Purchaser (as applicable) will immediately commence reasonably commercial efforts to make such sales, subject to applicable securities laws, market liquidity and stock exchange rules. For avoidance of doubt, Parent will not be permitted to issue and sell more shares than would be permitted without shareholder approval under applicable stock exchange rules unless Parent has received the applicable stockholder approval prior to any such issuance; provided that (a) the foregoing will not limit the obligations of the MSP Parties to pay the VRM Full Return in full by the Extension Date in the full amount thereof out of the Payment Methods and (b) each MRCS Principal (solely in its capacity as a shareholder of Parent) agrees that it will vote in favor of the issuance and sale of additional shares of Parent Class A Common stock as is necessary to satisfy in full the VRM Full Return Guaranty out of the Payment Methods by the Extension Date.

If the VRM Full Return is not paid in full by the Extension Date, then VRM may enforce the VRM Full Return Guaranty against any of the guarantors thereto as provided in the VRM Full Return Guaranty by any of the Payment Methods and without regard to the order of priority of the Payment Methods provided above.

Except as required for payment of the VRM Full Return, the MRCS Principals agree that from the date of this Amendment they will not sell, transfer, pledge, or otherwise encumber (any such action a “Transfer”) their SPAC Units prior to the payment in full of the VRM Full Return if any such Transfer would result in the value of remaining amount of Up-C Units held by the MRCS Principals as of the date of such Transfer (with each Up-C Unit having a value equal to the volume weighted average price (the “VWAP”) of a share of Parent Class A Common Stock for the five-day period ending on the date immediately preceding the date of any Transfer) to be less than the then-outstanding unpaid VRM Full Return (calculated s of the date preceding the Transfer). The MSP Companies will not be liable for a breach of this paragraph by the MRCS Principals; provided that Parent and Purchaser will remain obligated for the VRM Full Return as provided in the VRM Full Return Guaranty and this Amendment.

Additional Return	“Unpaid Base Amount” means the amount of the unpaid VRM Full Return due and owing as of May 23, 2023, which amount will be increased for each day that the VRM Full Return is not paid in full by a daily rate of 0.20 / 365 (20% per annum).

On January 1, 2024 (but not earlier), Parent will, at Parent’s option:

(a)   subject to VRM and Parent having agreed on a mutually acceptable form of warrant, issue to VRM a warrant to purchase a number of shares of Class A Common Stock of Parent equal to the quotient of 1% of each calendar month-end balance of the Unpaid Base Amount (calculated on a cumulative basis) and the VWAP of a share of Class A Common Stock for the five-day period prior to the issuance, beginning with May 24, 2023 and ending December 31, 2023, which warrant will have an exercise price (payable in cash) of $0.0001 per share (the “Initial Warrant”); provided that the Initial Warrant will expire on January 1, 2026;

(b)   pay in cash an amount equal to 1% of each calendar month-end balance of the Unpaid Base Amount (calculated on a cumulative basis), beginning with May 24, 2023 and ending December 31, 2023, which amount, if paid in cash prior to payment in full of the VRM Full Return will not result in a reduction of the VRM Full Return; or

(c)   carry out a combination of the foregoing (a) and (b) such that, in the aggregate, the cash amount actually received by VRM and the amount utilized to calculate the number of shares in (a) equals an aggregate amount equal to 1% of each calendar month-end balance of the Unpaid Base Amount (calculated on a cumulative basis).

For each calendar month-end beginning with January 31, 2024, and continuing until the VRM Full Return is paid in full, Parent will, on the first business of the following month, at Parent’s option:

(a)   issue to VRM a warrant to purchase a number of shares of Class A Common Stock of Parent equal to the quotient of 1% of the calendar month-end balance of the Unpaid Base Amount and the VWAP (each, a “Monthly Warrant”), which warrant will have an exercise price (payable in cash) of $0.0001 per share; provided that each Monthly Warrant will expire on the second anniversary of its issuance;

(b)   pay in cash an amount equal to 1% of the month-end balance of the Unpaid Base Amount, which amount, if paid in cash prior to payment in full of the VRM Full Return will not result in a reduction of the VRM Full Return; or

(c)   carry out a combination of the foregoing (a) and (b) such that, in the aggregate, the cash amount actually received by VRM and the amount utilized to calculate the number of shares in (a) equals an aggregate amount equal to 1% of the month-end balance of the Unpaid Base Amount.

For example: if at the end of a calendar month the Unpaid Base Amount is $500 million, and assuming a VWAP of $1 per share, VRM would be entitled receive a Monthly Warrant exercisable for 5 million shares of Class A Common Stock of Parent, or Parent may pay to VRM $5 million in cash (or a combination of the foregoing such that the aggregate amount is equal to $5 million).

Notwithstanding the foregoing, each of the Initial Warrants and Monthly Warrants will contain customary provisions for a transaction of this type, including that each Initial Warrant and Monthly Warrant will be exercisable in whole or in part at any time prior to the expiration date, be freely transferable, subject only to applicable securities laws, be subject to anti-dilution protection regarding the exercise price and number of shares of Class A Common Stock to be issued upon the exercise of each Initial Warrant and Monthly Warrant for (i) corporate structural events (e.g., for recapitalizations, reclassifications, splits, reverse splits, reorganizations, consolidations, mergers, stock dividends and similar dilutive or structural transactions), (ii) dividends or distributions made to equity holders, (iii) issuances of equity or equity-linked securities below the then-effective exercise price, and (iv) repurchases or redemptions of equity or equity-linked securities at a price greater than fair market value, permit cashless exercise, provide reasonable information rights, and provide for a cash payment for the fair market value of each Initial Warrant and Monthly Warrant in the event of a sale of Parent (or its successor).

Virage agrees not to, and to cause each of its controlled affiliates not to, use shares of Class A Common Stock of Parent (including those received upon exercise of the Initial Warrants and Monthly Warrants) to, directly or indirectly, short sell, cover a short position, loan or permit the such Person’s holdings of securities of Parent (including Parent Class A Common Stock, the Initial Warrant, and any Monthly Warrants) to facilitate a short sale, any derivative transaction or similar transaction by any Person. Parent will not be required to issue more Initial Warrants or Monthly Warrants than would be permitted without shareholder approval under applicable stock exchange rules unless Parent has received the applicable stockholder approval prior to any such issuance; provided that (a) the foregoing will not limit Parent’s obligations above to deliver either the required cash payment or warrants (or a combination thereof) when and as due in the full amount thereof and (b) each MRCS Principal (solely in his capacity as a shareholder of Parent) agrees that it will vote in favor of the issuance of Initial Warrants and Monthly Warrants as is necessary to satisfy in full the obligations set forth in this “Additional Return” section.

Each of the Parties hereby agrees that each of the Initial Warrants and Monthly Warrants will constitute a “Transaction Agreement” under and as defined in each of the existing Transaction Agreements.

Private Placement	Following July 1, 2023, if VRM (or the VRM Feeder Investors) finds a bona fide third party buyer of Parent Class A Common Stock sufficient to provide for all or a portion (in increments of at least $25 million) of the VRM Full Return, then the MSP Parties will, subject to obtaining any requisite approvals required by Nasdaq or any governmental authority or required by law, enter into such transaction on the terms and conditions presented by VRM and the potential buyer, unless the MSP Parties can find an alternate buyer on terms and conditions at least as favorable to the potential buyer as presented by VRM within 30 calendar days following VRM’s notice of a potential buyer; provided, however, that any third party actively engaged in discussion as of July 1, 2023 with an investment bank engaged by the MSP Parties to find financing for the VRM Full Return will not be eligible for presentation by VRM (unless and until such potential transaction has been consummated or abandoned).

Sources of MSP Revenue and Material Obligations	The MSP Parties provided Virage data contained in the file referenced on Exhibit B and other information that, taken together, is a complete and accurate summary of sources of MSP Revenue and material obligations of the MSP Companies as of the date of this Amendment, including:

(a) all Excluded Series and Excluded Claims (as defined in the LLCA) and all agreements, participations, or other arrangements with respect thereto;

(b) all material debt obligations, claims proceeds investment agreements, claims financing obligations, claims purchase agreements, working capital agreements, claims assignment agreements, etc.

(c) all agreements related to Parent Up-C Units or Class A Common Stock, and

(d) all interested party agreements.

Following the date hereof, the MSP Parties will promptly provide to Virage updates to the foregoing and provide such other information relating thereto that Virage reasonably determines necessary to estimate the amount of potential MSP Revenue and their assets and liabilities on at least a quarterly basis.

Promptly following the date hereof, the MSP Parties will also provide Virage with copies of any written consent required from any Persons to the extent required for the MSP Parties to comply with the conditions of this Amendment or to the extent that this Amendment conflicts with any other contractual, legal, or other obligations of the MSP Parties.

Fees and Expenses	Within 15 calendar days following presentation of an invoice from VRM, Parent will reimburse VRM for its reasonable and documented, out-of-pocket costs and expenses incurred in connection with this Amendment (including the structuring, investigation, documentation, and negotiation relating to this Amendment) and related agreements, not to exceed $100,000.00.

Confidentiality	Section 11 of the MTA is hereby incorporated by reference, mutatis mutandis. For avoidance of doubt Parent may make such disclosures pertaining to this Amendment as are required by law or any securities exchange.

Further Assurances	In connection with this Amendment and the transactions contemplated hereby, each Party agrees to execute and deliver such additional documents (including the Security Documents), instruments, conveyances, and assurances, and to take such further actions as may be reasonably required, to carry out the provisions of this Amendment and give effect to the transactions contemplated by this Amendment.

Severability	If any term or provision of this Amendment is held to be invalid, illegal, or unenforceable under applicable law in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Amendment or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties must negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Governing Law	All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Amendment will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Dispute Resolution; Waiver of Jury Trial	Except for the remedies of the nature addressed in the section below titled “Equitable Remedies” (in which case the relevant Party may seek relief of a court of competent jurisdiction), the Parties irrevocably and unconditionally agree that any past, present, or future dispute, controversy, or claim arising under or relating to this Amendment must be submitted for resolution to binding arbitration in accordance with the provisions of Section 14.12 of the LLCA, as if such provision was fully set forth in this Amendment.

In the event that any Party institutes any legal suit, action or proceeding, including arbitration, against another Party in respect of a matter arising out of or relating to this Amendment, the prevailing Party in the suit, action or proceeding will be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Equitable Remedies	Each Party acknowledges that a breach or threatened breach by such Party of any of its obligations under this Amendment would give rise to irreparable harm to the other Parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, each other Party will, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Amendment; Waiver; Successors and Assigns	No provision of this Amendment may be amended or modified except by an instrument in writing executed by all of the Parties. Any such written amendment or modification will be binding upon each Party. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any Party will operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Amendment will operate or be construed as a waiver thereof, nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. This Amendment will be binding upon and will inure to the benefit of the Parties and their respective heirs, executors, administrators, successors, and assigns.

Entirety; No Other Amendments	This Amendment, together with the Transaction Agreements (in each case, as amended by this Amendment), embodies the entire agreement among the Parties and supersedes all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof. This Amendment will not constitute (and is not to be construed as) an amendment or waiver of or consent to any provision of the Transaction Agreements not expressly referred to herein (including any default existing as of the date hereof), and will not be considered to create a course of dealing or to otherwise obligate in any respect VRM to execute similar or other amendments or grant any waivers under the same or similar or other circumstances in the future.

Except as expressly amended hereby, the terms, provisions and conditions of the Transaction Agreements are hereby ratified and confirmed and will remain unchanged and in full force and effect without interruption or impairment of any kind. Each of the Parties hereby agrees that this Amendment constitutes a “Transaction Agreement” under and as defined in each of the existing Transaction Agreements. Each of the Transaction Agreements, including the existing Transaction Agreements, and any and all other agreements, documents or instruments now or hereafter executed and/or delivered pursuant to the terms hereof or pursuant to the terms of the existing Transaction Agreements, are hereby amended so that any reference in such Transaction Agreements to the applicable existing Transaction Agreement, whether direct or indirect, will mean a reference to such existing Transaction Agreement as amended by this Amendment.

Counterparts	This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of Electronic Transmission (as defined in the LLCA) is deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signature Page Follows]

The Parties have caused this Amendment to be executed and effective as of April 11, 2023.

Virage Recovery Master LP			Series MRCS, a series of MDA, Series LLC
By:	Virage Recovery LLC, its general partner

	By:		By:
	Name:	Edward Ondarza	Name:	Frank C. Quesada
	Title:	Manager	Title:	Manager

Virage Capital Management LP			La Ley con John H. Ruiz P.A., d/b/a MSP Recovery Law Firm
By:	Virage LLC, its general partner

	By:		By:
	Name:	Edward Ondarza	Name:	John H. Ruiz
	Title:	Manager	Title:	President

MSP Recovery, LLC			MSP Law Firm PLLC

By:			By:
Name:	John H. Ruiz		Name:	John H. Ruiz
Title:	Authorized Person		Title:	Manager

MSP Recovery, Inc.			Lionheart II Holdings, LLC

By:			By:
Name:	John H. Ruiz		Name:	John H. Ruiz
Title:	Chief Executive Officer		Title:	Authorized Person

FRANK C. QUESADA			JOHN H. RUIZ

Signature Page to MTA Amendment